FREE WRITING PROSPECTUS
FILED PURSUANT TO RULE 433
REGISTRATION FILE NO.: 333-228597-10

From: Citi Cmbs Syndicate (CITIGROUP GLOBAL MAR) At: 12/02/21 11:33:21 UTC-5:00

Subject: BMARK 2021-B31 -- New Issue Announcement (Public)

BMARK 2021-B31 -- New Issue Announcement (Public)

Co-Lead Managers & Joint Bookrunners: Citigroup, J.P. Morgan, Deutsche Bank Securities, Goldman Sachs & Co. LLC

Co-Managers: Academy Securities Inc. & Drexel Hamilton

						U/W NOI
Class	S&P/Fitch/KBRA	Size ($mm)	C/E	WAL	Cum LTV	Debt Yld
A-1	AAA(sf)/AAAsf/AAA(sf)	19.800	30.000%	2.68	38.4%	16.0%
A-2	AAA(sf)/AAAsf/AAA(sf)	138.050	30.000%	4.90	38.4%	16.0%
A-3	AAA(sf)/AAAsf/AAA(sf)	23.220	30.000%	6.90	38.4%	16.0%
A-4	AAA(sf)/AAAsf/AAA(sf)	370.000*	30.000%	9.84*	38.4%	16.0%
A-5	AAA(sf)/AAAsf/AAA(sf)	420.676*	30.000%	9.95*	38.4%	16.0%
A-AB	AAA(sf)/AAAsf/AAA(sf)	23.526	30.000%	7.36	38.4%	16.0%
A-S	AA-(sf)/AAAsf/AAA(sf)	142.182	20.000%	9.98	43.9%	14.0%
B	NR/AA-sf/AA-(sf)	63.981	15.500%	9.98	46.4%	13.3%
C	NR/A-sf/A-(sf)	60.428	11.250%	9.98	48.7%	12.6%

*Class sizes and/or WALs subject to change as detailed in the term sheet. Possible ranges below:

Class	Expected Range of Balance(mm)	Expected Range of WAL
A-4	0 - 370.000	NAP - 9.84
A-5	420.676 - 790.676	9.95 - 9.90

Collateral Summary
Initial Pool Balance:	$1,496,650,164
Number of Mortgage Loans:	57
Number of Mortgaged Properties:	97
Average Cut-off Date Mortgage Loan Balance:	$26,257,020
Weighted Average Mortgage Interest Rate:	3.40504%
Weighted Average Remaining Term to Maturity (months):	113
Weighted Average Remaining Amortization Term (months):	374
Weighted Average Cut-off Date LTV Ratio:	54.9%
Weighted Average Maturity Date LTV Ratio:	53.4%
Weighted Average Underwritten NCF DSCR:	2.89x
Weighted Average Debt Yield on Underwritten NOI:	11.2%
% of Mortgaged Properties with Single Tenants:	34.4%
% of Mortgage Loans with Subordinate Debt:	17.0%

Property Type:	30.0% Office, 18.6% Mixed Use, 18.5% Multifamily,
17.2% Retail, 13.0% Industrial, 1.2% Manufactured
Housing, 1.0% Other, 0.4% Self Storage

Top 5 States:	14.8% Massachusetts, 12.6% New York, 12.4% New Jersey
10.0% California, 6.5% Connecticut

Risk Retention:	Vertical

Master Servicer:	Midland Loan Services, a Division of PNC Bank, National Association

Special Servicers:	Rialto Capital Advisors, LLC

Operating Advisor:	Pentalpha Surveillance LLC

Trustee:	Wilmington Trust, National Association
Cert. Administrator:	Citibank, N.A.

Anticipated Timing
Anticipated Pricing:	Week of 12/6
Anticipated Settlement:	12/22/2021

Term Sheet

<Attached>

Annex A-1

<Attached>

THE SECURITIES OFFERED BY THESE MATERIALS ARE BEING OFFERED WHEN, AS AND IF ISSUED. THIS FREE WRITING PROSPECTUS IS NOT AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY THESE SECURITIES IN ANY STATE OR OTHER JURISDICTION WHERE SUCH OFFER, SOLICITATION OR SALE IS NOT PERMITTED. THESE SECURITIES DO NOT REPRESENT AN INTEREST IN OR OBLIGATION OF THE DEPOSITOR, THE SPONSORS, THE ORIGINATORS, THE MASTER SERVICER, THE SPECIAL SERVICER, THE TRUSTEE, THE CERTIFICATE ADMINISTRATOR, THE OPERATING ADVISOR, THE ASSET REPRESENTATIONS REVIEWER, ANY DIRECTING HOLDER, ANY RISK RETENTION CONSULTATION PARTY, THE COMPANION LOAN HOLDERS (OR THEIR REPRESENTATIVES), THE UNDERWRITERS OR ANY OF THEIR RESPECTIVE AFFILIATES. NEITHER THESE SECURITIES NOR THE MORTGAGE LOANS ARE INSURED OR GUARANTEED BY ANY GOVERNMENTAL AGENCY OR INSTRUMENTALITY OR PRIVATE INSURER.

The depositor has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (“SEC”) (SEC File No. 333-228597) for the offering to which this communication relates. Before you invest, you should read the prospectus in the registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor, the issuing entity and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the depositor or any underwriter or dealer participating in this offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-831-9146.

Any legends, disclaimers or other notices that may appear at the bottom of the email communication to which this free writing prospectus is attached relating to (1) these materials not constituting an offer (or a solicitation of an offer), (2) no representation being made that these materials are accurate or complete and that these materials may not be updated or (3) these materials possibly being confidential, are, in each case, not applicable to these materials and should be disregarded. Such legends, disclaimers or other notices have been automatically generated as a result of these materials having been sent via Bloomberg or another system.